Exhibit 15.
Awareness Letter

August 14, 2001

Republic Bancorp, Inc.
601 West Market Street
Louisville, Kentucky 40202

We have reviewed, in accordance with standards established by the AICPA, the unaudited interim financial information of Republic Bancorp, Inc. (the Company) as of June 30, 2001 and for the quarters and six months ended June 30, 2001 and 2000 as indicated in our report dated August 14, 2001.  Because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your quarterly report on Form 10-Q, is being incorporated by reference in the Form S-8 Registration statement.

We also are aware that our report referred to above, under Rule 436(c) under the Securities Act of 1933, is not considered a part of the registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

                                                                                                           Crowe, Chizek and Company LLP